News Release
NYSE: MYE

Contact:
Gregory J. Stodnick

Vice President-Finance & Chief Financial Officer
(330) 253-5592

MYERS INDUSTRIES REPORTS FOURTH QUARTER,
AND FISCAL YEAR 2003 RESULTS

FOR IMMEDIATE RELEASE: February 12, 2004, Akron, Ohio-- Myers Industries, Inc. (NYSE: MYE) today announced net sales for the fourth quarter of 2003 were $176,507,020, the highest of any quarter in the Company's history and an increase of 11 percent from $159,331,205 reported in 2002. Net income was $4,350,446, an increase of 8 percent from $4,044,157 for the fourth quarter of 2002. Net income per share was $.14, also an increase of 8 percent from $.13 earned in the fourth quarter of 2002. Favorable foreign currency translation accounted for $7.4 million of the sales increase but did not have a material impact on net income for the quarter.

For the year ended December 31, 2003, net sales were a record $661,091,504, an increase of 9 percent compared to $607,991,158 reported for 2002. Net income was $16,325,516, a decrease of 32 percent compared to $23,959,828 in 2002. Net income per share was $.54, a 33 percent decrease from the $.80 earned in 2002. Favorable foreign currency translation increased sales for the year by $28.3 million and net income by $800,000, or $.03 per share.

Commenting on the Company's results, Stephen E. Myers, chairman and chief executive officer, said, "We had strong fourth quarter sales and improvement over last year. Profitability improved in the fourth quarter, but full year earnings were impacted by higher costs for plastic raw materials and pricing pressure in markets for our plastic products."

Cash flow from working capital management allowed the Company to reduce debt by $10.0 million in the fourth quarter and $17.4 million for the year. At the close of 2003, total debt decreased 7 percent to $215.5 million from $232.9 million at the end of 2002. Debt as a percentage of total capitalization was 42 percent at December 31, 2003, compared to 48 percent at the end of 2002.

Business Segment Overview

In the manufacturing segment, sales increased 12 percent for the fourth quarter and 10 percent for the year, compared to 2002. Favorable foreign currency translation accounted for approximately 48 percent of the sales increase for the quarter and approximately 56 percent of the sales increase for the full year period. Unit sales growth improved during the year and remained strong through the fourth quarter with both existing and new customers in automotive, industrial, horticulture, and heavy-truck markets.

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Myers Industries (NYSE: MYE) Reports Fourth Quarter and Fiscal 2003 Results-- 02/12/04 2

Prices for high-density polyethylene plastic (HDPE), the segment's primary raw material, continued to increase during the fourth quarter. Over the course of the year, prices averaged 36 percent higher as compared to 2002. At the start of 2004, raw material prices remain on an upward trend.

"To help mitigate the increases in resin costs, we continue to make gains in productivity, volume purchasing of raw materials, and streamlining manufacturing operations to a leaner profile," said Greg Stodnick, vice president-finance and chief financial officer. "We believe there are opportunities for further cost management improvements, but ultimately we will need to receive higher prices for the value we are creating for our customers."

In the distribution segment, sales increased 7 percent for the fourth quarter and 3 percent for the year, compared to the corresponding periods of 2002. Consolidation, although slower than in previous years, continued to be the trend among independent tire dealers, the segment's major market, and affected the segment's operating margin due to pricing pressures. However, this is expected to be offset in the future by new opportunities that are arising in the service niche of the automotive dealer market.

Conference Call & Webcast
Myers Industries will host a conference call at 3 p.m. Eastern today (Thursday, February 12) to discuss these results. To participate, dial 1-877-407-9039; ask for the Myers Industries conference call. International participants should call in on 1-201-689-8359. Please dial-in at least 5 minutes early. The call will be conducted by Chairman and Chief Executive Officer Stephen Myers, President and Chief Operating Officer John Orr, and Vice President-Finance and Chief Financial Officer Greg Stodnick. An audio replay will be available immediately following the call until February 19. To access the replay, call 1-877-660-6853; enter account number 3055 and conference ID 90302. International callers may access the replay by dialing 1-201-612-7415.

The call will also be available via webcast and can be accessed online at www.myersind.com. Please sign on to the web site at least 5 minutes in advance to register for the call. A replay will also be available on the Myers Industries site for a limited time.

About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Myers has 25 manufacturing facilities in North America and Europe, 40 domestic and five international distribution branches, more than 20,000 products, and more than 4,200 employees. Visit www.myersind.com to learn more.

Forward-Looking Statements: Statements in this release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that could cause actual results to materially differ from those expressed or implied. Any statement that is not of historical fact may be deemed to be a forward-looking statement. Myers Industries does not undertake to update any forward-looking statements contained herein.

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Myers Industries (NYSE: MYE) Reports Fourth Quarter and Fiscal 2003 Results-- 02/12/04 3

Myers Industries, Inc.
Condensed Statement of Consolidated Income

	Quarter Ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net Sales	176,507,020	$159,331,205	$661,091,504	$607,991,158
Cost of Sales	123,946,045	108,537,399	460,803,696	406,572,783

Gross Profit	52,560,975	50,793,806	200,287,808	201,418,375
Operating Expenses	43,727,045	40,721,930	165,566,855	149,247,798

Operating Income	8,833,930	10,071,876	34,720,953	52,170,577
Interest Expense	2,524,484	2,774,719	10,074,437	11,809,749

Income Before Income Taxes	6,309,446	7,297,157	24,646,516	40,360,828
Income Taxes	1,959,000	3,253,000	8,321,000	16,401,000

Net Income	$4,350,446	$4,044,157	$16,325,516	$23,959,828

Net Income Per Share*	$.14	$.13	$.54	$.80

Average Shares Outstanding	30,168,629	30,068,524	30,125,533	29,971,843

Condensed Statement of Financial Position
As of December 31, 2003 and 2002

		2003	2002

Assets
Current Assets		$207,933,141	$201,140,357
Other Assets		229,849,237	210,546,946
Property, Plant, and Equipment		183,844,428	190,795,027

		$621,626,806	$602,482,330

Liabilities and Shareholders' Equity
Current Liabilities		$94,175,497	$117,368,957
Long Term Debt		211,002,691	212,222,615
Deferred Income Taxes		21,924,269	17,201,131
Shareholders' Equity		294,524,349	255,689,627
	$615,072,190
		$621,626,806	$602,482,330

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